UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 1, 2012
(Date of earliest event reported)

EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
Two North Riverside Plaza, Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(312) 279-1400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement material pursuant to Rule 14a14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement material pursuant to Rule 13e-4(c) under the Exchange Act (17 CFE 240.13e-4(c))

Item 8.01        Other Events

On November 1, 2012, Equity LifeStyle Properties, Inc. (NYSE:ELS; the “Company”) reported in a press release (the "Press Release") its preliminary assessment of the impact of Hurricane Sandy on its properties along the Atlantic seaboard and in the northeast.
The Press Release reported the following: No injuries to the Company's residents, customers or employees had been reported. The Company has a total of 56 properties (21 manufactured home communities and 35 RV resorts) that were within the storm's trajectory. Property damage losses at those properties were preliminarily estimated to total less than $500,000. The bulk of those losses were expected to be for removal of damaged trees and debris cleanup. Three RV resorts that would otherwise have been open for customer use on weekends remained closed due to loss of electricity as a result of the storm. All of our manufactured home communities were open; one was without electricity. The Company did not yet have an estimate for business interruption losses, but they were expected to be relatively limited.
The Press Release also reported that the Company believes that it has adequate insurance, including business interruption coverage, and that the Company does not believe that the storm will have a material impact on its financial condition or operating results.
On November 6, 2012, the Company's Board of Director's discussed its annual common dividend policy at today's Board meeting. After discussion, the Board approved setting the annual dividend rate for 2013 at $2.00 per common share, an increase of $0.25 over the current $1.75 per common share for 2012.
The Board of Directors also declared the Company's fourth quarter 2012 common dividend of $0.4375 per share, representing, on an annualized basis, a dividend of $1.75 per common share. The dividend will be paid on December 28, 2012 to stockholders of record on December 14, 2012. The Company's Board of Directors also declared a dividend of $0.529688 per depositary share (each a “Depositary Share”) of the Company's 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock (“Series C Preferred Stock”) (NYSE:ELSPrC), for the period from September 8, 2012 to December 31, 2012. Each depositary share represents a 1/100th fractional interest in a share of the Series C Preferred Stock. The dividend will be paid on December 31, 2012 to holders of record at the close of business on December 10, 2012. The Depositary Share annualized dividend is $1.6875 per Depositary Share.
    This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company's expectations, goals or intentions regarding the future, and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•
the Company's ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company's ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company's ability to retain and attract customers renewing, upgrading and entering right-to-use contracts;

•	the Company's assumptions about rental and home sales markets;

•	the Company's assumptions and guidance concerning 2012 and 2013 estimated net income and funds from operations;

•	the Company's ability to manage counterparty risk;

•
in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•
results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	effective integration of the recent acquisitions and the Company's estimates regarding the future performance of recent acquisitions;

•	unanticipated costs or unforeseen liabilities associated with the recent acquisitions;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.
These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
Equity LifeStyle Properties, Inc. owns or has an interest in 382 quality properties in 32 states and British Columbia consisting of 141,077 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.
EQUITY LIFESTYLE PROPERTIES, INC.

By:/s/ Paul Seavey
Paul Seavey
Senior Vice President, Chief Financial Officer and Treasurer

Date: November 7, 2012